    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1996
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                                 HBO & COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                   37-0986839
 (State or Other Jurisdiction
              of                   (I.R.S. Employer
Incorporation or Organization)  Identification Number)

                         ------------------------------
                           301 PERIMETER CENTER NORTH
                             ATLANTA, GEORGIA 30346
                                 (770) 393-6000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------
                               CHARLES W. MCCALL
                                 PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                                 HBO & COMPANY
                           301 PERIMETER CENTER NORTH
                             ATLANTA, GEORGIA 30346
                                 (770) 393-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:

         LISA A. STATER, ESQ.                   RICHARD M. HULL, ESQ.
      Jones, Day, Reavis & Pogue               Gardere & Wynne, L.L.P.
      3500 One Peachtree Center                    1601 Elm Street
      303 Peachtree Street, N.E.                      Suite 3000
     Atlanta, Georgia 30308-3242                 Dallas, Texas 75201
            (404) 521-3939                          (214) 999-3000

                         ------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------------------

    If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED             BE REGISTERED        PER SHARE(1)     OFFERING PRICE(1)         FEE(2)
Common Stock, par value $.05 per share, and
  Preferred Share Purchase Rights (3).......    893,748 shares          $56.50           $50,496,762           $15,302

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the reported high and low sales prices of the Common Stock of the registrant on the Nasdaq Stock Market National Market ("Nasdaq NM") on October 29, 1996 of $56.50 per share.

(2) The registration fee for the securities registered hereby, $15,302, is calculated pursuant to Rule 457(c) under the Securities Act, as follows: one thirty-third of one percent of the product of $56.50, the average of the reported high and low sales prices of the Common Stock of the registrant on the Nasdaq NM on October 29, 1996, multiplied by 893,748, the number of shares of Common Stock to be registered.

(3) The Preferred Share Purchase Rights, which are attached to the shares of the Common Stock of the registrant being registered, will be issued for no additional consideration; no additional registration fee is required.
                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    HBO & Company has submitted a request for waiver to the Office of Chief Accountant of the Securities and Exchange Commission (the "Commission") of inclusion of certain financial information in the Registration Statement pursuant to the rules adopted by the Commission in Release Nos. 33-7355 and 34-37802. Accordingly, pending the response to such request, such financial information has not been included herein.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED OCTOBER 30, 1996

PROSPECTUS

                                 893,748 SHARES
                                 HBO & COMPANY
                                  COMMON STOCK
                               ------------------

    This Prospectus relates to 893,748 shares (the "Shares") of common stock, par value $.05 per share (the "Common Stock"), of HBO & Company, a Delaware corporation ("HBOC" or the "Company"), to be offered for the account of certain stockholders of the Company (the "Selling Stockholders"). The Shares being offered hereby were issued to the Selling Stockholders on September 19, 1996 in connection with the acquisition by HBOC of all of the issued and outstanding shares of capital stock of Management Software, Inc., a Missouri corporation ("MSI").

    The Common Stock is quoted on the Nasdaq Stock Market National Market ("Nasdaq NM") under the symbol "HBOC." The Company has been advised by the Selling Stockholders that any or all of the Shares may be offered for sale and sold by or on behalf of the Selling Stockholders from time to time in varying amounts, including in block transactions, on the Nasdaq NM or the over-the-counter market, in privately negotiated transactions, or otherwise, at prices prevailing in such market or as may be negotiated at the time of the sale. The Shares may be sold by the Selling Stockholders directly to one or more purchasers, through agents designated from time to time or to or through broker-dealers designated from time to time. In the event the Shares are publicly offered through broker-dealers or agents, the Selling Stockholders may enter into agreements with respect thereto. In order to comply with the securities laws of certain states, sales of Shares offered hereby to the public in such states may be made only through broker-dealers who are registered or licensed in such states. To the extent required, the number of Shares to be sold, the purchase price, the public offering price, if applicable, the name of any such agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such agents or broker-dealers with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). As of the date of this Prospectus, the Company is not aware of any selling arrangement between any agent or broker-dealer and the Selling Stockholders. The aggregate proceeds to the Selling Stockholders from the sale of the Shares so offered will be the purchase price of the Shares sold, less the aggregate commissions, discounts and other compensation, if any, paid by the Selling Stockholders to agents or broker-dealers. See "Plan of Distribution." The Company will not receive any proceeds directly from the sale of the Shares, but will bear certain expenses thereof. See "Use of Proceeds" and "Plan of Distribution."

    The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discount or commission received by them and any profits on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS            , 1996.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           -----
AVAILABLE INFORMATION AND SOURCES OF INFORMATION.........................     3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE........................     4

SUMMARY..................................................................     5

USE OF PROCEEDS..........................................................     7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HBOC...     7

SELLING STOCKHOLDERS.....................................................     9

PLAN OF DISTRIBUTION.....................................................     9

CERTAIN LEGAL MATTERS....................................................    10

EXPERTS..................................................................    10

                AVAILABLE INFORMATION AND SOURCES OF INFORMATION

    HBOC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by HBOC with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained by mail from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

    HBOC has filed with the Commission a Registration Statement on Form S-3 (including the exhibits and amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the exhibit or other filing for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the office of the Commission in Washington, D.C., as indicated above, without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

    All information contained in this Prospectus relating to the Selling Stockholders and to the proposed or potential methods of distribution of Common Stock being offered hereby has been supplied by the Selling Stockholders.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HBOC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The information in the following documents filed by HBOC with the Commission (File No. 0-9900) pursuant to the Exchange Act is incorporated by reference in this Prospectus:

    1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Commission on March 13, 1996;

    2. Quarterly Reports on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission on May 3, 1996 and for the quarter ended June 30, 1996 filed with the Commission on July 31, 1996;

    3. Current Reports on Form 8-K: (i) dated and filed with the Commission on June 23, 1995, as amended by Form 8-K(A), dated and filed with the Commission on July 31, 1995, as amended by Form 8-K(A)(2), dated and filed with the Commission on August 8, 1995, and as amended by Form 8-K(A)(3), dated and filed with the Commission on June 5, 1996; (ii) dated and filed with the Commission on February 27, 1996; (iii) dated and filed with the Commission on May 21, 1996; (iv) dated and filed with the Commission on August 27, 1996; (v) dated and filed with the Commission on September 11, 1996; (vi) dated and filed with the Commission on September 23, 1996; and (vii) dated and filed with the Commission on September 27, 1996;

    4. Proxy Statement, dated as of April 3, 1996, filed in definitive form on April 3, 1996 with the Commission with respect to the information required to be included herein by Items 401 (management), 402 (executive compensation) and 404 (certain relationships and related transactions) of Regulation S-K promulgated under the Securities Act and the Exchange Act; and

    5. The description of Common Stock and Preferred Share Purchase Rights contained in HBOC's Registration Statements on Form 8-A, filed with the Commission on August 19, 1981, as amended, and February 19, 1991, as amended, respectively.

    All documents filed by HBOC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares made hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or was deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The information relating to HBOC contained in this Prospectus should be read together with the information in the documents incorporated by reference.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO HBO & COMPANY, 301 PERIMETER CENTER NORTH, ATLANTA, GEORGIA 30346, ATTENTION: ANNE DAVENPORT, TELEPHONE: (800) 426-2411.

                                    SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, AND PRO FORMA FINANCIAL INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. ALL SHARE AND PER SHARE DATA REGARDING THE COMMON STOCK IN THIS PROSPECTUS HAVE BEEN ADJUSTED TO GIVE EFFECT TO A TWO-FOR-ONE STOCK SPLIT OF THE COMMON STOCK, EFFECTED IN THE FORM OF A STOCK DIVIDEND PAID JUNE 10, 1996 TO STOCKHOLDERS OF RECORD ON MAY 27, 1996.

                                  THE COMPANY

GENERAL

    HBOC develops integrated patient care, clinical, financial and strategic management software solutions for the healthcare industry. These open systems applications facilitate the integration of clinical, financial and administrative data from a wide range of customer systems and software. HBOC's broad product portfolio can be implemented in a variety of combinations from stand-alone to enterprisewide, enabling customers to add incremental capabilities to existing information systems without making prior capital investments obsolete. HBOC also provides a full complement of network communications technologies, including wireless capabilities, as well as outsourcing services that are offered under contract management agreements whereby its staff manages and operates data centers, information systems, organizations and business offices of healthcare institutions of various sizes and structures.

    HBOC markets its products and services to integrated health delivery networks, hospitals, physicians' offices, home health providers, pharmacies, reference laboratories, managed care providers and payers. At December 31, 1995, HBOC had 2,700 customers of which 2,200 were United States community hospitals. There were a total of 5,300 community hospitals in the United States at December 31, 1995. HBOC also sells its products and services internationally through subsidiaries and/or distribution agreements in the United Kingdom, Canada, Ireland, Saudi Arabia, Australia, Puerto Rico and New Zealand.

    The address and telephone number of the principal executive offices of HBOC are 301 Perimeter Center North, Atlanta, Georgia 30346, (770) 393-6000.

RECENT DEVELOPMENTS

    CYCARE TRANSACTION. On August 21, 1996, the Company acquired all of the outstanding capital stock of CyCare Systems, Inc. ("CyCare") in exchange for approximately 4,400,000 shares of HBOC Common Stock. CyCare was a leading provider of physician practice management software systems and electronic data interchange services to the healthcare industry, including physicians, medical group practices, faculty practice plans and medical enterprises.

    MSI TRANSACTION. On September 19, 1996, the Company acquired all of the issued and outstanding shares of capital stock of MSI from the Selling Stockholders in exchange for the 893,748 Shares and cash in lieu of two additional shares. MSI was a Missouri based provider of software solutions for the homecare industry with approximately 600 customers. The Company has filed the Registration Statement of which this Prospectus is a part in satisfaction of its obligations to register such Shares for resale by the Selling Stockholders.

    CONCURRENT OFFERING. On September 23, 1996, the Company, HBO & Company of Georgia, a wholly owned subsidiary of the Company ("HBOC-GA"), and GMIS Inc. ("GMIS") entered into an Agreement of Merger (the "Merger Agreement") pursuant to which GMIS is to be merged (the "Merger") with and into HBOC-GA and each outstanding share of the common stock of GMIS is to be converted into .42 of a share of Common Stock of HBOC, subject to certain adjustments. GMIS, a Pennsylvania based company, is a developer of data quality and decision support software for the payer marketplace. On October 18, 1996, the Company filed a registration statement registering 4,932,624 shares of Common Stock, the maximum number of shares to be issued in connection with the GMIS transaction. The availability for sale of a substantial number of shares of HBOC Common Stock as a result of such offering or otherwise could have a significant adverse effect on the market price for the HBOC Common Stock.

                             SUMMARY FINANCIAL DATA

    The following summary historical financial data for HBOC should be read in conjunction with the financial statements and notes thereto of HBOC, incorporated by reference in this Prospectus.

                               HBO & COMPANY (1)
                          (FROM CONTINUING OPERATIONS)
                    (000 OMITTED EXCEPT FOR PER SHARE DATA)

                                                                                                      AT AND FOR THE SIX
                                                  AT AND FOR THE YEAR ENDED DECEMBER 31,            MONTHS ENDED JUNE 30,
                                        ----------------------------------------------------------  ----------------------
                                         1991(2)       1992        1993        1994      1995(3)     1995(4)       1996
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income Statement Data:
  Revenue.............................  $  184,859  $  228,988  $  267,147  $  357,436  $  495,595  $  209,099  $  307,202
  Operating Income....................  $    6,560  $   22,600  $   31,883  $   53,042  $   95,722  $   39,622  $   69,763
  Income Before Income Taxes..........  $    5,129  $   22,165  $   31,495  $   52,592  $   94,423  $   38,837  $   70,821
  Net Income..........................  $    3,949  $   14,629  $   18,897  $   31,555  $   56,654  $   23,302  $   42,493
  Primary Earnings Per Share..........  $      .06  $      .21  $      .27  $      .43  $      .72  $      .31  $      .51
  Fully Diluted Earnings Per Share....  $      .06  $      .21  $      .26  $      .43  $      .72  $      .31  $      .50
  Weighted Average Shares Outstanding
    (Fully Diluted)...................      64,148      69,904      72,020      73,334      79,023      75,136      84,513
  Cash Dividends Per Share............  $     .075  $     .075  $     .075  $      .08  $      .08  $      .04  $      .04
Balance Sheet Data:
  Working Capital.....................  $   18,369  $   23,969  $   34,627  $   11,160  $   47,250  $   11,779  $  105,621
  Total Assets........................  $  114,490  $  125,689  $  156,182  $  264,132  $  535,134  $  475,656  $  574,950
  Long-Term Debt......................  $   20,752  $   --      $   --      $      252  $      582  $      880  $      340
  Stockholders' Equity................  $   25,706  $   61,608  $   83,182  $  124,777  $  318,730  $  278,014  $  371,735

------------------------

(1) Does not give effect to the acquisitions of CyCare and MSI in pooling transactions after June 30, 1996. All share and per share amounts have been restated to reflect the 1996 two-for-one stock split effected in the form of a stock dividend.

(2) 1991 Income Statement related items exclude the nonrecurring charge of $10,883 and include the dilutive effect of stock options. The net loss was ($4,442) and fully diluted loss per share was ($.07) including the nonrecurring charge.

(3) 1995 Income Statement related items exclude the nonrecurring charge of $136,481 and include the dilutive effect of stock options. The net loss was ($25,235) and fully diluted loss per share was ($.33) including the nonrecurring charge.

(4) June 1995 Income Statement related items exclude the nonrecurring charge of $125,520 and include the dilutive effect of stock options. The net loss was ($52,010) and fully diluted loss per share was ($.73) including the nonrecurring charge.

                                USE OF PROCEEDS

    The Company will not receive any proceeds directly from the sale of any of the Shares offered hereby. A portion of the proceeds, at the option of the Selling Stockholders, may be used to replace any of the 89,373 Shares which are currently held in escrow pursuant to the terms of the Stock Purchase Agreement, dated September 10, 1996, by and among HBOC, MSI and the Selling Stockholders (the "Stock Purchase Agreement"). Under the terms of the Stock Purchase Agreement, if HBOC is entitled to indemnification thereunder, it shall first collect the amount of such indemnification from the funds in escrow. See "Selling Stockholders."

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HBOC

    The following table sets forth, as of September 30, 1996, unless otherwise indicated, certain information with respect to all stockholders known to HBOC to beneficially own more than five percent of the HBOC Common Stock, and information with respect to HBOC Common Stock beneficially owned by each director of HBOC, the Chief Executive Officer of HBOC, HBOC's other executive officers who were the most highly compensated for the year ended December 31, 1995 and who continued to be employed by HBOC on September 30, 1996 and all directors and executive officers of HBOC as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to HBOC Common Stock owned by them.

                                                                            AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP    PERCENT OF CLASS
-------------------------------------------------------------------------  ----------------------  -------------------
American Express Financial Corporation...................................        5,035,614(1)                5.8%
  IDS Tower 10
  Minneapolis, Minnesota 55440
FMR Corp.................................................................        5,166,500(2)                6.0%
  82 Devonshire Street
  Boston, Massachusetts 02109
Putnam Investments, Inc..................................................        5,196,136(3)                6.0%
  One Post Office Square
  Boston, Massachusetts 02109
Alfred C. Eckert III.....................................................           30,000(4)               *
Holcombe T. Green, Jr....................................................        1,238,860(5)                1.4%
Philip A. Incarnati......................................................           35,000(4)               *
Alton F. Irby III........................................................           30,000(4)               *
Gerald E. Mayo...........................................................           82,000(4)               *
Charles W. McCall........................................................        1,476,120(6)                1.7%
James V. Napier..........................................................           67,088(7)               *
Charles E. Thoele........................................................           22,000(8)               *
Donald C. Wegmiller......................................................           15,000(4)               *
Jay P. Gilbertson........................................................           25,098(9)               *
Albert J. Bergonzi.......................................................           50,372(10)              *
Russell G. Overton.......................................................           10,198                  *
All Directors and Executive Officers as a Group (12 persons).............        3,081,736                   3.6%

--------------------------
 *  Less than 1%

 (1) According to the joint Schedule 13G as of December 31, 1995, of American Express Company ("AEC") and American Express Financial Corporation ("AEFC"), each of AEC and AEFC has shared voting power with respect to 2,123,814 shares and has shared dispositive power with respect to 5,035,614 shares. Neither has sole voting nor sole dispositive power with respect to such shares. AEC, the parent holding company of AEFC, disclaims beneficial ownership of all such shares.

 (2) According to the Schedule 13G as of December 31, 1995, of FMR Corp. ("FMR"), FMR has sole dispositive power with respect to all of such shares and sole voting power with respect to 499,700 shares.

 (3) According to the joint Schedule 13G as of December 31, 1995, of Putnam Investments, Inc. ("PI"), its parent, Marsh & McLennan Companies, Inc. and PI's subsidiaries, Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"), PAC has shared voting and shared dispositive power with respect to 4,419,136 of such shares and PI has shared voting and shared dispositive power with respect to 535,300 and 5,196,136 of such shares.

 (4) Represents shares that may be acquired through the exercise of presently exercisable stock options.

 (5) Includes 440,000 shares that Mr. Green may acquire through the exercise of presently exercisable stock options; 11,460 shares held in an IRA for the benefit of Mr. Green; 663,300 shares held by a limited partnership of which Mr. Green's wife is a general partner and with respect to which beneficial ownership is disclaimed, except to the extent of his pecuniary interest therein; and 124,100 shares held by HTG Corp. which is wholly owned by Mr. Green.

 (6) Includes 845,322 shares that may be acquired through the exercise of presently exercisable stock options.

 (7) Includes 600 shares owned by Mr. Napier's daughter and 40,000 shares that may be acquired through the exercise of presently exercisable stock options.

 (8) Includes 20,000 shares that may be acquired through the exercise of presently exercisable stock options.

 (9) Includes 16,000 shares that may be acquired through the exercise of presently exercisable stock options.

(10) Includes 48,400 shares that may be acquired through the exercise of presently exercisable stock options.

                              SELLING STOCKHOLDERS

    All of the 893,748 Shares offered hereby are being sold by the Selling Stockholders. Such Shares were issued to the Selling Stockholders on September 19, 1996 in connection with the sale of all of the outstanding capital stock of MSI to the Company. The Company has filed the Registration Statement in satisfaction of its obligations to register the Shares for resale by the Selling Stockholders. HBOC has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. HBOC is entitled to indemnification from the Selling Stockholders in the event of a breach of certain representations, warranties and covenants set forth in the Stock Purchase Agreement, and an aggregate of 89,373 Shares are presently held in escrow pursuant to the Stock Purchase Agreement, which Shares may be used to satisfy any indemnification obligations of the Selling Stockholders. The Selling Stockholders may elect to sell such escrowed Shares and substitute the proceeds of such sale in the escrow.

    The following table sets forth certain information as of the date of this Prospectus regarding the beneficial ownership of Common Stock by the Selling
Stockholders:

                                    BENEFICIAL OWNERSHIP PRIOR TO
                                            THE OFFERING                                        BENEFICIAL OWNERSHIP AFTER
                                -------------------------------------                                THE OFFERING(1)
                                   NUMBER OF                                           --------------------------------------------
                                   SHARES OF         PERCENTAGE OF                       NUMBER OF SHARES OF       PERCENTAGE OF
NAME                              COMMON STOCK      COMMON STOCK(2)    SHARES OFFERED       COMMON STOCK          COMMON STOCK(2)
------------------------------  ----------------  -------------------  --------------  -----------------------  -------------------
Jim Atteberry.................      288,979                *                288,979                   0                 --
Wayne W. Clements.............      288,979(3)             *                288,979                   0                 --
Russell L. Still..............      288,979(4)             *                288,979                   0                 --
Stanley Bell..................        8,937                *                  8,937                   0                 --
Dan Cobb......................        8,937                *                  8,937                   0                 --
Charles Daniels...............        8,937                *                  8,937                   0                 --
                                                                                                      -
                                    -------                 ---             -------                                       ---
      Total...................      893,748                 1.0%            893,748                   0                 --
                                                                                                      -
                                                                                                      -
                                    -------                 ---             -------                                       ---
                                    -------                 ---             -------                                       ---

------------------------

 * Less than 1%.

(1) Assuming that each Selling Stockholder sells all of the Shares owned by such person in this offering.

(2) Represents the number of Shares beneficially owned by each Selling Stockholder, expressed as a percentage of all shares of Common Stock actually outstanding as of September 30, 1996.

(3) Represents Shares held as tenants in common with Susan Clements.

(4) Represents Shares held as tenants in common with Sara S. Still.

    Each of the Selling Stockholders is employed by HBOC-GA, a wholly owned subsidiary of HBOC, and is subject to a Confidentiality and Noncompetition Agreement in favor of HBOC-GA. Prior to the acquisition of MSI by HBOC, the Selling Stockholders were stockholders, and Messrs. Atteberry, Clements and Still were executive officers, of MSI.

    In connection with the sale of the Shares to the Selling Stockholders, HBOC, MSI and Messrs. Atteberry, Still and Clements entered into an agreement dated September 10, 1996, pursuant to which HBOC agreed to grant to each of Messrs. Atteberry, Still and Clements incentive stock options to purchase 15,000 shares and to grant to each of Messrs. Bell, Cobb and Daniels incentive stock options to purchase 6,000 shares. Each option will vest over a period of five (5) years at twenty percent (20%) per year and is conditioned upon the option holder's compliance with the terms of the Confidentiality and Noncompetition Agreement.

                              PLAN OF DISTRIBUTION

    Any or all of the Shares offered by the Selling Stockholders hereby may be offered for sale and sold by or on behalf of the Selling Stockholders from time to time in varying amounts, including in block transactions, on the Nasdaq NM or the over-the-counter market, in privately negotiated transactions, or otherwise, at prices prevailing in such market or as may be negotiated at the time of the sale. The Shares may be sold by the Selling Stockholders directly to one or more purchasers, through agents designated from time to time or to or through broker-dealers designated from time to time. In the event the Shares are publicly offered through broker-dealers or agents, the Selling Stockholders may enter into agreements with respect thereto. Such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares. The Selling Stockholders and any such broker-dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such broker-dealers and agents may engage in transactions with, and perform services for, the Company. At the time a particular offer of Shares is made by the Selling Stockholders, to the extent required, a Prospectus Supplement will be distributed which will set forth the aggregate number of Shares being offered, and the terms of the offering, including the public offering price thereof, the name or names of any broker-dealers or agents, any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the Selling Stockholders.

    In order to comply with the securities laws of certain states, sales of Shares offered hereby to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of Shares offered hereby must also be made by the Selling Stockholders in compliance with other applicable state securities laws and regulations.

    The Company has been advised by the Selling Stockholders that they have not, as of the date of this Prospectus, entered into any arrangement with an agent or broker-dealer for the sale of the Shares owned by them being offered hereby.

                             CERTAIN LEGAL MATTERS

    The validity of the Shares of HBOC Common Stock offered hereby will be passed upon for HBOC by Jones, Day, Reavis & Pogue, Atlanta, Georgia.

                                    EXPERTS

    The audited financial statements and schedule of HBOC incorporated by reference in this Prospectus and elsewhere in the Registration Statement of which this Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    With respect to the unaudited interim financial information of HBOC for the quarters ended March 31, and June 30, 1995 and 1996, which are incorporated by reference herein, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedure applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

    The financial statements of the Health Services Business of First Data Health Systems Corporation at December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994 incorporated herein and in the Registration Statement of which this Prospectus is a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, and are incorporated herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, are as follows:

ITEM                                                                                  AMOUNT*
-----------------------------------------------------------------------------------  ---------

Registration fee...................................................................  $  15,302
Printing and engraving expenses....................................................     10,000
Legal fees and expenses............................................................     30,000
Accounting fees and expenses.......................................................      9,000
Miscellaneous expenses.............................................................      5,698
                                                                                     ---------
    Total..........................................................................  $  70,000
                                                                                     ---------
                                                                                     ---------

------------------------

 *  All amounts estimated except the Registration fee.

All such expenses will be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    HBO & Company's (the "Company") By-Laws (Article IX, Section 1) provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or thereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under such article.

    Article IX, Section 2 of the Company's By-Laws provides that the Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

    With respect to indemnification of officers and directors, Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the Delaware General Corporation Law, the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    Furthermore, the Delaware General Corporation Law provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    In addition, the General Corporation Law of Delaware enables a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of a director's fiduciary duty as a director. The statute provides, however, that liability for (a) breach of the director's duty of loyalty, (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (c) the unlawful purchase or redemption of stock or unlawful dividends or (d) transactions from which a director derived an improper personal benefit cannot be eliminated or limited in this manner. The Company's Certificate of Incorporation contains such provisions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits. The following exhibits are filed as part of this Registration Statement.

EXHIBIT
NUMBER   DESCRIPTION
-------  -----------------------------------------------------------------------
 4       Registration Rights Agreement, dated September 19, 1996, by and among
           HBO & Company and the Shareholders (as defined therein).

 5       Form of opinion of Jones, Day, Reavis & Pogue re legality.

23(a)    Consent of Arthur Andersen LLP.

23(b)    Consent of Ernst & Young LLP.

23(c)    Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).

24       Power of Attorney (included in signature page).

    The following exhibits filed with the Securities and Exchange Commission are incorporated by reference as shown below.

EXHIBIT
NUMBER    DESCRIPTION
------    ----------------------------------------------------------------------
          ON MAY 13, 1981, AS PART OF ITS REGISTRATION STATEMENT ON FORM S-1
            (REGISTRATION NUMBER 2-72275):
  4    a) -- Specimen forms of certificates for Common Stock of Registrant.

          ON FEBRUARY 15, 1991, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
            2-75987):
  4    -- HBO & Company 1981 Incentive Stock Option Plan, as amended.

          ON FEBRUARY 22, 1991, AS PART OF ITS FORM 8-K:
  4    -- HBO & Company Rights Agreement.

          ON MARCH 26, 1991, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
            2-92030):
  4    -- HBO & Company Nonqualified Stock Option Plan, as amended.

          ON MARCH 27, 1991, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
            33-12051):
  4    -- HBO & Company 1986 Employee Nonqualified Stock Option Plan, as
            amended.

          ON AUGUST 12, 1993, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
            33-67300):
  4    -- HBO & Company 1993 Stock Option Plan for Nonemployee Directors.

          ON JUNE 14, 1994, AS PART OF ITS FORM 8-K REPORT DATED JUNE 13, 1994,
            AS AMENDED BY FORM 8-KA DATED JUNE 30, 1994 AND FILED WITH THE
            COMMISSION ON JULY 1, 1994:
  2    -- Asset Purchase Agreement among IBAX Healthcare Systems, Baxter
            Healthcare Corporation, International Business Machines Corporation,
            Baxter Systems, Inc., HCPG Corporation, HBO & Company and HBO &
            Company of Georgia dated May 31, 1994.

          ON JULY 20, 1994, AS PART OF THE FORM S-4 REGISTRATION STATEMENT DATED
            JULY 19, 1994, AS AMENDED BY AMENDMENT NO. 1 TO FORM S-4 DATED
            AUGUST 10, 1994, AND FILED WITH THE COMMISSION ON AUGUST 11, 1994,
            AND FURTHER AMENDED BY AMENDMENT NO. 2 TO FORM S-4 DATED AUGUST 10,
            1994, AND FILED WITH THE COMMISSION AUGUST 11, 1994:
  2    -- Agreement of Merger dated June 30, 1994, by and among HBO & Company,
            HBO & Company of Georgia and Serving Software, Inc.
  3    -- Amended Bylaws.

          ON AUGUST 17, 1994, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
            33-82962):
  4    -- HBO & Company 1990 Executive Incentive Plan, as amended.

          ON SEPTEMBER 15, 1994, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
            33-84034):
  4    -- 1986 Incentive Stock Option Plan of Serving Software, Inc.

          ON MARCH 17, 1995, AS PART OF ITS FORM 10-K FOR THE YEAR ENDED
            DECEMBER 31, 1994:
  4    -- Chief Executive Officer Incentive Plan.

          ON MAY 9, 1995, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
            33-59173):
  4    -- HBO & Company 1986 Nonqualified Stock Option Agreement, HBO & Company
            1991 Nonqualified Stock Option Agreement 1 and HBO & Company 1991
            Nonqualified Stock Option Agreement 2.

          ON JUNE 23, 1995, AS PART OF ITS FORM 8-K DATED JUNE 23, 1995, AS
            AMENDED BY FORM 8-KA DATED JULY 31, 1995, AND FILED WITH THE
            COMMISSION ON JULY 31, 1995, AS FURTHER AMENDED BY FORM 8-KA2 DATED
            AUGUST 8, 1995 AND FILED WITH THE COMMISSION ON AUGUST 8, 1995:
  2    -- Stock Purchase Agreement, dated as of May 16, 1995, among First Data
            Corporation, FDC Health, Inc., First Data Health Systems
            Corporation, HBO & Company, and HBO & Company of Georgia, as amended by letter agreement dated June 17, 1995.

EXHIBIT
NUMBER    DESCRIPTION
------    ----------------------------------------------------------------------
          ON AUGUST 17, 1995, AS PART OF ITS FORM S-4 REGISTRATION STATEMENT
            DATED AUGUST 17, 1995, AS AMENDED BY AMENDMENT NO. 1 TO FORM S-4
            DATED SEPTEMBER 1, 1995, AND FILED WITH THE COMMISSION ON SEPTEMBER
            1, 1995:
  2    -- Agreement of Merger dated July 14, 1995, by and among HBO & Company,
            HBO & Company of Georgia and CliniCom Incorporated.

          ON OCTOBER 5, 1995, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
            33-63213):
  4    -- 1985 Employee Stock Option Plan of CliniCom Incorporated.

          ON MARCH 13, 1996, AS PART OF ITS FORM 10-K FOR THE YEAR ENDED
            DECEMBER 31, 1995:
  4    -- HBO & Company 1983 Employee Discount Stock Purchase Plan, as restated.

          ON MAY 21, 1996, AS PART OF ITS FORM 8-K DATED MAY 21, 1996, AND FILED
            WITH THE COMMISSION ON MAY 21, 1996:
  3    i) -- Amended and Restated Certificate of Incorporation of Registrant.

          ON OCTOBER 18, 1995, AS PART OF ITS FORM S-4 REGISTRATION STATEMENT AS
            FILED WITH THE COMMISSION ON OCTOBER 18, 1996:
  4    -- Agreement of Merger dated September 23, 1996, by and among HBO &
            Company, HBO & Company of Georgia and GMIS Inc.

    (b) Financial Statement Schedules.

    No financial statement schedules are required to be filed herewith.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, in the State of Georgia, on the 29th day of October, 1996.

                                          HBO & COMPANY

                                          By: _______/s/_CHARLES W. MCCALL______
                                                      Charles W. McCall
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles W. McCall and Jay P. Gilbertson, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ CHARLES W. MCCALL       Director, President and
------------------------------    Chief Executive Officer    October 29, 1996
     (Charles W. McCall)          (Principal Executive
                                  Officer)

    /s/ JAY P. GILBERTSON       Senior Vice
------------------------------    President--Finance,        October 29, 1996
     (Jay P. Gilbertson)          Chief Financial Officer,
                                  Principal Accounting
                                  Officer, Treasurer and
                                  Assistant Secretary
                                  (Principal Financial
                                  Officer and Principal
                                  Accounting Officer)

  /s/ HOLCOMBE T. GREEN, JR.
------------------------------  Chairman of the Board of     October 29, 1996
   (Holcombe T. Green, Jr.)       Directors

   /s/ ALFRED C. ECKERT III
------------------------------  Director                     October 29, 1996
    (Alfred C. Eckert III)

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ PHILIP A. INCARNATI
------------------------------  Director                     October 29, 1996
    (Philip A. Incarnati)

    /s/ ALTON F. IRBY III
------------------------------  Director                     October 29, 1996
     (Alton F. Irby III)

      /s/ GERALD E. MAYO
------------------------------  Director                     October 29, 1996
       (Gerald E. Mayo)

     /s/ JAMES V. NAPIER
------------------------------  Director                     October 29, 1996
      (James V. Napier)

    /s/ CHARLES E. THOELE
------------------------------  Director                     October 29, 1996
     (Charles E. Thoele)

   /s/ DONALD C. WEGMILLER
------------------------------  Director                     October 29, 1996
    (Donald C. Wegmiller)

                               INDEX TO EXHIBITS

EXHIBITS                                                                                                        PAGE
---------                                                                                                     ---------

4          Registration Rights Agreement, dated September 19, 1996, by and among HBO & Company and the
             Shareholders (as defined therein).

5          Form of opinion of Jones, Day, Reavis & Pogue re legality.

23(a)      Consent of Arthur Andersen LLP.

23(b)      Consent of Ernst & Young LLP.

23(c)      Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).

24         Power of Attorney (included in signature page).